Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.0001 per share, of WPCS International Incorporated, a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  July 19, 2016

IROQUOIS MASTER FUND LTD.

By:	Iroquois Capital Management, LLC,
its investment manager

IROQUOIS CAPITAL INVESTMENT GROUP LLC

IROQUOIS CAPITAL MANAGEMENT, LLC

By:	/s/ Joshua Silverman
	Name:	Joshua Silverman
	Title:	Authorized Signatory

AMERICAN CAPITAL MANAGEMENT, LLC

By:	/s/ Kimberly Page
	Name:	Kimberly Page
	Title:	Manager

/s/ Joshua Silverman
JOSHUA SILVERMAN

/s/ Richard Abbe
RICHARD ABBE

/s/ Kimberly Page
KIMBERLY PAGE